SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549




FORM 8-K

CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934




Date of Report: May 7, 2001



            Exact Name of
Commission  Registrant        State or other   IRS Employer
File        as specified      Jurisdiction of  Identification
Number      in its charter    Incorporation    Number
----------  --------------    ---------------  --------------

1-12609     PG&E Corporation  California       94-3234914

1-2348      Pacific Gas and   California       94-0742640
            Electric Company




Pacific Gas and Electric Company    PG&E Corporation
77 Beale Street, P.O. Box 770000    One Market, Spear Tower, Suite 2400
San Francisco, California  94177    San Francisco, California 94105

(Address of principal executive offices) (Zip Code)


Pacific Gas and Electric Company    PG&E Corporation
(415) 973-7000                      (415) 267-7000

    (Registrant's telephone number, including area code)






Item 5.  Other Events

A. Federal Lawsuit

As previously disclosed, Pacific Gas and Electric Company (Utility), the California utility subsidiary of PG&E Corporation, filed a lawsuit against the Commissioners of the California Public Utilities Commission
(CPUC), currently pending in the United States District Court for the Central District of California, asking the court to declare that the federally approved wholesale power costs the Utility has incurred to serve its customers are recoverable in retail rates.

On May 2, 2001, the court dismissed the Utility's complaint without prejudice to refile the lawsuit at a later time. Although ruling in the Utility's favor on five of the six grounds for dismissal, the court found that the Utility's complaint was not ripe because some of the CPUC's decisions that the Utility was challenging are non-final interim orders that will only become final upon a grant or denial of rehearing.

    Finding in the Utility's favor, the court ruled that:

(i) The Utility's prior state court proceedings challenging the CPUC's October 21, 1999 post-transition-period ratemaking decision on state law grounds did not bar the Utility's federal claims, because the Utility had properly reserved its federal claims in its petition to the California Supreme Court, and because the Utility had not litigated the federal claims in the state court.

(ii) Federal court jurisdiction over the Utility's preemption claim was proper.

(iii) The court need not stay or dismiss the Utility's case in deference to the ongoing CPUC proceedings.

(iv) The Johnson Act, which generally precludes federal courts from enjoining state utilities commission rate orders, did not apply to the Utility's action because the Utility had pleaded a claim that federal law preempted state law, which does not fall under the terms of the statute.

(v) The Utility's case need not be dismissed with prejudice based on the CPUC's asserted sovereign immunity under the Eleventh Amendment to the U.S. Constitution, because the Eleventh Amendment does not bar an action, such as the Utility's, to enjoin state officers from violating federal law.

B.  Pacific Gas and Electric Company Bankruptcy

As previously disclosed, on April 6, 2001, the Federal Energy
Regulatory Commission (FERC) issued a further order directing the California Independent System Operator (ISO) to implement the FERC's February 14, 2001 order, in which the FERC rejected the ISO's January 5, 2001 proposed tariff amendment concerning credit standards and ordered that the ISO could only buy power on behalf of creditworthy entities. The Utility has not been a creditworthy company under the ISO tariff since January 4, 2001. Despite the FERC orders, the ISO has continued to bill the Utility for the ISO's wholesale power purchases.

On May 3, 2001, the Utility filed a complaint for injunctive and declaratory relief in the U.S. Bankruptcy Court asking the court to prohibit the ISO from charging the Utility for the ISO's wholesale power purchases made in violation of bankruptcy law, the ISO's tariff, and the FERC orders. The Utility also seeks to have the court declare that any action by the ISO to purchase wholesale power for or on behalf of the Utility, to compel the Utility to accept and pay for such purchases, or to accrue post-petition debt for such purchases (i.e., to accrue debts after April 6, 2001, when the Utility filed its petition under Chapter 11 of the U.S. Bankruptcy Code), is automatically stayed by the automatic stay provisions of the federal Bankruptcy Code. In addition, the complaint seeks a permanent injunction prohibiting the ISO from taking such actions, unless and until the Utility is permitted to recover the costs of such power purchases through retail electric rates.

Bankruptcy law imposes an automatic stay to prevent parties from making certain claims or taking certain actions that would interfere with the estate or property of a Chapter 11 debtor. The Utility believes the ISO is violating the automatic stay provision by purchasing power at costs higher than provided for in existing retail rates, and then billing the Utility for such costs.

In addition, continuing to charge the Utility for such purchases is potentially reducing the value of the Utility's assets significantly, depending on the average retail rate, the wholesale price the ISO has paid for real-time power, and the amount of power purchased by the California Department of Water Resources (DWR). The Utility further estimates that it also would incur costs associated with the DWR's pro rata share of ancillary services and other costs associated with the ISO's procurement of power from third parties unless the ISO were to allocate these other costs to, and bill, the DWR. At present, the Utility does not believe that the ISO is allocating any of these costs to the DWR, or billing the DWR for any such costs.

Among other allegations, the Utility's complaint alleges that requiring the Utility to pay more than it can collect in its existing generation-related rates would be improper under the federal Bankruptcy Code because it is not in the best interest of the bankruptcy estate, would be an unauthorized post-petition use of the Utility's property, and if allowed to continue, would jeopardize the administration of the bankruptcy estate and the Utility's ability to reorganize. The Utility believes the ISO is violating its own tariff, as well as FERC orders and federal bankruptcy law by continuing to purchase power on behalf of the Utility.




SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.



                              PG&E CORPORATION

                              By: CHRISTOPHER P. JOHNS
                                  -----------------------------
                                  CHRISTOPHER P. JOHNS
                                  Vice President and Controller


                              PACIFIC GAS AND ELECTRIC COMPANY

                              By: DINYAR B. MISTRY

                                  -----------------------------
                                  DINYAR B. MISTRY
    Vice President and Controller





Dated:  May 7, 2001